Exhibit 21.1

SUBSIDIARIES OF SYNLOGIC, INC.

SubsidiaryJurisdiction

Synlogic IBDCo, Inc.Delaware

Synlogic Operating Company, Inc.Delaware

Synlogic Securities CorporationMassachusetts